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                                                                    Exhibit 99.1


Diversified Security Solutions Reports Record 2004 Revenues

NEW YORK, Feb. 22 /PRNewswire-FirstCall/ -- Diversified Security Solutions Inc. (Amex: DVS), a turnkey provider of technology-based integrated electronic security solutions, today announced results for the year and three months ended December 31, 2004.

For the year ended December 31, 2004, revenues were a record $29.7 million, an increase of 63% over sales of $18.3 million in the same period a year ago. Earnings Before Interest and Taxes (EBIT) were $399 thousand compared with a loss of $5.0 million in 2003. Net income was $44 thousand, or $0.01 per share, compared with a net loss of $3.0 million, or net loss of $0.58 per share in the same period a year ago.

For the fourth quarter ended December 31, 2004, revenues were a record $9.7 million, an increase of 64% compared with revenues of $5.9 million in the same period a year ago. EBIT totaled $405 thousand compared with a loss of $1.1 million in the fourth quarter of 2003. Fourth quarter net income was $87 thousand, or $0.02 per share, compared with a net income of $699 thousand, or $0.14 per share in the fourth quarter of 2003.

At December 31, 2004, the company had cash and equivalents of $3.2 million, or $0.55 cash per share. During 2004, the company paid down $905 thousand in bank debt.

Jim Henry, Chief Executive Officer of Diversified Security Solutions, said, "2004 revenues were the highest in the company's history. Our results are highlighted by a 63% increase in annual sales and a return to operating profitability after incurring a pre-tax loss of $5.0 million in 2003. We are pleased that revenues have grown in every division this year and we ended 2004 with a backlog of $20.5 million, an increase of $1.0 million over the end of our third quarter.

"Our strong 2004 performance was driven by strong demand for our turnkey solutions as new and existing enterprise customers transition from analog to digital networks and address their continued concerns about today's security risks with greater investments in state-of-the-art security systems."

Mr. Henry continued, "Our operational improvements underscore the leverage in our business and reflect our focus on achieving stronger overall margins. As we handled an increasing number of projects in 2004 we were able to improve the efficiency of our work force, generating greater labor utilization rates and improving our year-over-year gross margin with an increased head count. The economies of scale that we have built in 2004 are a solid base upon which to drive greater profitability in 2005.

"Looking ahead, we are optimistic about the future. We are projecting revenues between $36 and $40 million in 2005 with a target operating margin of 5%. As a result, we expect to generate net income of $1.0 to $1.2 million, or $0.17 to $0.21 per share, in 2005. Our guidance is based on our strong backlog and our growing position as one of the leading security integrators. It is our belief that our long entrenched relationships with marquis customers continues to be our most valuable asset, driving new projects and customer references that fuel our organic growth. Consequently, we believe that we are well-positioned to benefit from the growth in next generation networks and the need for enterprises to protect their assets."




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The Company will host a conference call today at 1 p.m. EST. To listen to the call, dial (800) 322-0079 (Domestic), or (973) 935-2100 (International). The call will also be web cast on http://www.kcsa.com. To listen, please go to the site approximately twenty minutes before the conference call is scheduled to begin to register as well as download and install any necessary audio software. The web cast will be archived for 30 days.

About Diversified Security Solutions

Diversified Security Solutions (Amex: DVS) provides technology-based integrated electronic security systems, services and emergency preparedness consultation to commercial enterprises and government agencies. Diversified Security Solutions' integration business, Henry Bros. Electronics (HBE) has offices in New Jersey, California, Texas, and Arizona. For more information visit http://www.hbeonline.net or http://www.dssi-hq.com


SAFE HARBOR STATEMENT: Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained under the heading of risk factors listed in the Company's filings with the U.S. Securities and Exchange Commission. Diversified Security Solutions does not assume any obligation to update the forward-looking information.


    KCSA       Todd Fromer / Erika Levy
    CONTACTS:  (212) 896-1215 / (212) 896-1208
               tfromer@kcsa.com / elevy@kcsa.com

                       DIVERSIFIED SECURITY SOLUTIONS,INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS

                        Twelve Months Ended        Three Months Ended
                            December 31,              December 31,
                            2004          2003        2004         2003
    Revenue          $29,725,718   $18,261,065  $9,748,445   $5,940,805
    Cost of Sales     22,305,632    14,908,700   7,140,117    4,801,928
    Gross Profit       7,420,086     3,352,365   2,608,328    1,138,877
    Operating Expenses:
    Selling General &
     Administrative
     Expenses          7,020,885     8,339,337   2,203,407    2,206,979
    Operating Profit
     (Loss)              399,201    (4,986,972)    404,921  (1,068,102)
    Interest Income       12,624        10,326       6,589        1,334
    Interest Expense     (94,039)     (106,464)    (21,152)    (25,627)
    Net Income (Loss)
     Before Tax          317,786    (5,083,110)    390,358  (1,092,395)
    Tax Provision
     (Benefit) For
     Income Tax          273,765    (2,126,008)    303,393  (1,790,918)





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
    Income (Loss) After
     Tax                 $44,021   $(2,957,102)    $86,965     $698,523

    Basic and Diluted
     Income (Loss) Per
     Common Share:

    Basic Profit (Loss)
     Per Common Share     $0.01       $(0.58)        $0.02        $0.14
    Weighted Average
     Common Shares    5,411,964    5,121,877     5,739,398    5,130,540

    Diluted Profit
     (Loss) Per Common
     Share:               $0.01       $(0.58)        $0.02        $0.14
    Weighted Average
     Diluted Common
     Shares           5,411,964    5,121,877     5,739,398    5,130,540



SOURCE  Diversified Security Solutions Inc.
    -0-                             02/22/2005
    /CONTACT: Todd Fromer, 212-896-1215, tfromer@kcsa.com, or Erika Levy, 212-896-1208, elevy@kcsa.com, both of KCSA, for Diversified Security Solutions Inc./